Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No.’s 333-238922, 333-254361, 333-263127, 333-270428 and 333-277398 on Form S-8, and Registration Statement No. 333-270862 on Form S-3 of our reports dated March 3, 2025, relating to the financial statements of Pliant Therapeutics, Inc. and the effectiveness of Pliant Therapeutics, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Pliant Therapeutics, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
San Francisco, California
March 3, 2025